Exhibit 4.50

(Limited Partnership) Agreement

of

Hangkang Investment Management Partnership

(Limited Partnership)

of

Ningbo Meishan Bonded Port Area

AVICTC2017X0652-1

December 2017

Table of Contents

Article 1 Establishment of Limited Partnership	5

1.1 Establishment Basis	5
1.2 Name of Limited Partnership	5
1.3 Main Business Premises	5
1.4 Partnership Purpose and Business Scope	6
1.5 Partners	6
1.6 Duration of the Partnership	7

Article 2 Method, Amount and Period of Contribution	7

2.1 Contribution Method	7
2.2 Amount and Method of Subscribed Contribution	7
2. 3 Contribution Period	8
2.4 Additional Contribution and Top-up Obligation of Junior Limited Partner	9

Article 3 Partners	10

3.1 Limited Partners and Their Rights and Obligations	10
3.2 General Partners and Their Rights and Obligations	11

Article 4 Execution of Partnership Affairs	12

4.1 Execution of Partnership Affairs	12
4.2 Conditions and Selection Procedures for managing partners	13
4.3 Powers and Authorities of Managing Partners	13
4.4 Binding Effect of Actions of Managing Partners on Limited Partnership	14
4.5 Representatives Appointed by Managing Partners	14
4.6 Indemnity by Managing Partners	15
4.7 Limitation of Liability	15
4.8 Disclaimer	15
4.9 Authorization and Change of Industrial and Commercial Registration	15

Article 5 Costs of Limited Partnership	16

5.1 Costs of Limited Partnership	16
5.2 Start-Up Costs	17
5.3 Management Fees	17

Article 6 Partners’ Meeting	18

6.1 Partners’ Meeting	18

Article 7 Investment Business	20

7.1 Investment Scope	20
7. 2 Withdrawal of Investment	20
7. 3 Restrictions on Investment	20
7.4 Investment Decision-Making Process	21
7.5 Investment Decision-Making Committee	21
7.6 Post-Investment Management	23
7.7 Related Party Transactions	23

Article 8 Distribution and Loss Sharing	24

8.1 Principle of Distribution	24
8.2 Distribution Plan	24
8.3 Income Tax	26
8.4 Loss and Debt Assumption	26

Article 9 Representations and Warranties	27

9.1 Representations and Warranties of Limited Partners	27
9.2 Representations and Warranties of General Partners	27

Article 10 Accounting, Reports, and Accounts	27

10.1 Fiscal Year	27
10.2 Auditing and Financial Reports	27
10.3 Consult Financial Accounts	28

Article 11 Transfer of Property Shares	28

11.1 Transfer of Property Shares held by Limited Partners	28
11.2 Transfer of Property Shares held by General Partners	29
11.3 Pledge of Property Shares	29

Article 12 Participation and Withdrawal from the Partnership	29

12.1 Participation in the Partnership	29
12.2 Withdrawal of Limited Partners	29
12.3 Withdrawal of General Partners	30
12.4 Removal of Managing Partners	31
12.5 Change of Industrial and Commercial Registration	31

Article 13 Information Disclosure	32

13.1 Basic Requirements for Information Disclosure	32
13.2 Content of Information Disclosure	32
13.3 Periodic Information Disclosure	32
13.4 Interim Information Disclosure	33
13.5 Ways of Information Disclosure	34

Article 14 Dissolution and liquidation	34

14.1 Dissolution	34
14.2 Liquidation	34
14.3 Liquidation and Settlement Order	34

Article 15 Liability for Breach of Contract	35

15.1 Liability for Breach of Contract	35

Article 16 Applicable Law and Dispute Resolution	35

16.1 Applicable Law	35
16.2 Dispute Resolution	35

Article 17 Miscellaneous	36

17.1 Notice	36
17.2 Annexes	37
17.3 Headings	37
17.4 Entire Agreement	37
17.5 Consistency	37
17.6 Severability	37
17.7 Confidentiality	37
17.8 Counterparts	37
17.9 Effective Date and Place of Execution of this Agreement	37

Annex I: Subscribed Contributions of Partners at the Establishment of the Partnership	43

Annex II: Notice of Contributions for Phase i of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) (Template)	44

Annex III: Additional Contribution Notification Letter	45

(Limited Partnership) Agreement

of

Hangkang Investment Management Partnership

(Limited Partnership)

of

Ningbo Meishan Bonded Port Area

The Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) (hereinafter referred to as the “Agreement”) was entered into by Ligang Capital Investment (Shenzhen) Co., Ltd. (as a “General Partner”, hereinafter referred to as “Ligang Capital”) and Shenzhen Putai Investment Development Co., Ltd. (as a “General Partner”, hereinafter referred to as “Putai Investment”) with AVIC Trust Co., Ltd. (as a “Senior Limited Partner” which is the trustee of “AVIC Trust • Tianqi (2017) No. 246 Assembled Funds Trust Plan for Investment in the Health Care Industry”, hereinafter referred to as “AVIC Trust”) and iKang Health Technology Group Co., Ltd. (as a “Junior Limited Partner”, hereinafter referred to as “iKang Group”) on [   ][   ], 2017.

The Senior Limited Partner and Junior Limited Partner hereinafter are collectively referred to as “Limited Partners”; General Partners and Limited Partners are referred to as the “Partners” or “Parties”.

Whereas all Parties intend to initiate the establishment of a limited partnership based on the provisions of the Partnership Law, relevant laws and regulations, and the terms and conditions agreed in this Agreement, the Parties reach the following agreement:

Article 1 Establishment of Limited Partnership

1.1 Establishment Basis

1.1.1 All Partners agree to jointly establish a limited partnership according to the Partnership Law and this Agreement.

1.2 Name of Limited Partnership

1.2.1 The name of the Partnership is Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership), which is hereinafter referred to as the “Partnership”.

1.3 Main Business Premises

1.3.1 The main business premises of the Partnership is Room 1347, No.8 Office Building, Business Center, Meishan Avenue, Beilun, Ningbo, Zhejiang, China.

1.3.2 Managing partner may, at their own discretion, change the main business premises of the Partnership, depending on the business needs of the Partnership, but they shall notify all Partners in writing and go through the corresponding procedures for change of industrial and commercial registration. Managing partners are authorized to sign relevant legal documents and complete the procedures for change of industrial and commercial registration in accordance with this Article independently and/or on behalf of Limited Partners. Where legal or government authorities require Limited Partners to personally sign relevant documents for change of industrial and commercial registration, Limited Partners shall unconditionally sign such legal documents as directed by managing partners.

1.4 Partnership Purpose and Business Scope

1.4.1 The purpose of establishing the Partnership is to prosper the market economy and create benefits for Partners. The business scope of the Partnership: engage in investment management, asset management and other investment-related business activities (business activities that are subject to approval according to law shall be carried out upon approval of relevant departments).

1.5 Partners

1.5.1 At the time of establishment, the Partnership is jointly established and funded by four (4) Partners, of which two (2) are General Partners and two (2) are Limited Partners.

1.5.2 General Partners of the Partnership are:

(1) Ligang Capital Investment (Shenzhen) is a limited liability company established and existing in accordance with the laws of China, with domicile at [Room 201, Building A, No. 1, Qianwan 1st Road, Shenzhen-Hong Kong Cooperation Zone, Qianhai, Shenzhen];

(2) Shenzhen Putai Investment Development Co., Ltd. is a limited liability company established and existing in accordance with the laws of China , with domicile at [Room 201, Building A, No. 1, Qianwan 1st Road, Shenzhen-Hong Kong Cooperation Area, Qianhai, Shenzhen].

1.5.3 Limited Partners of the Partnership are:

(1) AVIC Trust Co., Ltd., a financial institution established and existing under the laws of China, is the trustee of the “AVIC Trust • Tianqi (2017) No. 246 Assembled Funds Trust Plan for Investment in the Health Care Industry” (hereinafter referred to as the “Trust Plan”) and is a Senior Limited Partner of the Partnership. Its domicile is [24/25F, AVIC Plaza, No. 1 Ganjiangbei Avenue, Honggutan, Nanchang, Jiangxi];

(2) iKang Health Technology Group Co., Ltd. is a limited liability company established and existing in accordance with the laws of China. It is a Junior Limited Partner of the Partnership. Its domicile is [Room 3E-2398, 3F, No. 2123, Pudong Avenue, China (Shanghai) Pilot Free Trade Zone].

1.5.4 When a partner’s registration information changes, it shall notify the Partnership within five (5) working days from the date of completion of the change. The notice shall be delivered in accordance with the provisions of Article 17.1.

1.6 Duration of the Partnership

1.6.1 The duration of the Partnership is ten (10) years from the date of issuance of the business license.

1.6.2 The predetermined duration of the Senior Limited Partner’s shares in the partnership corresponding to each tranche of its contributed capital is three (3) years (hereinafter referred to as the “Duration of Each Tranche of Senior Shares”, and as to a specific tranche of contributed capital, the “Duration of Current Tranche of Senior Shares”). The Duration of Each Tranche of Senior Shares shall be calculated from the date on which the Senior Limited Partner fully pays the then-current tranche of contribution to the date of expiration of three (3) year after such payment. Prior to the expiry of the Duration of Each Tranche of Senior Shares, if the Senior Limited Partner has realized all of the assets of the Partnership corresponding to its then-current tranche of contribution and obtained the agreed return under this Agreement, the Duration of Current Tranche of Senior Shares may end in advance upon approval by the partners’ meeting. Despite that the Duration of Each Tranche of Senior Shares expires, if a distribution equal to the amount of the investment principal and the threshold income of such tranche of contribution has not been obtained, the Duration of Current Tranche of Senior Shares may be extended to the date of full realization of the assets of the Partnership corresponding to the then-current tranche of contribution upon approval by the partners’ meeting.

Regardless of whether the Duration of Current Tranche of Senior Shares expires or not, if a distribution equal to the amount of the investment principal and the threshold income of such senior partnership shares has been obtained according to this Agreement, such senior partnership shares will expire automatically and the Senior Limited Partner shall cooperate with the Partnership to reduce its contributed capital and fulfill relevant formalities. Notwithstanding the foregoing, if all Partners agree to continue to make other investments through the Partnership after the expiry of the Duration of Each Tranche of Senior Shares, the senior partnership shares will not be scaled down, and the Senior Limited Partner shall make corresponding contributions to the Partnership according to the then-current negotiation (including additional contribution for subscription).

1.6.3 Except as otherwise provided in this Agreement, the partners’ meeting may decide to extend the duration of operation of the Partnership to the date when all assets held by the Partnership are realized.

Article 2 Method, Amount and Period of Contribution

2.1 Contribution Method

2.1.1 Partners shall only make contributions in cash.

2.2 Amount and Method of Subscribed Contribution

2.2.1 The total subscribed contributions of all Partners are expected to be RMB five hundred and two million (in figures: ¥502,000,000.00).

2.2.2 The subscribed contributions of Ligang Capital as a General Partner are RMB one million (in figures: ¥1,000,000.00).

2.2.3 The subscribed contributions of Putai Investment as a General Partner are RMB one million (in figures: ¥1,000,000.00).

2.2.4 The subscribed contributions of Junior Limited Partner shall not be less than RMB seventy million (in figures: ¥70,000,000.00).

2.2.5 The subscribed contributions of AVIC Trust as the Senior Limited Partner shall not exceed RMB four hundred and thirty million (in figures: Y430,000,000.00), which is subject to the amount of trust funds actually raised in the trust plan to invest in limited partnerships.

2. 3 Contribution Period

2.3.1 Contribution Period of General Partners

The General Partners including Ligang Capital and Putai Investment shall pay their subscribed contributions in accordance with the contribution notice jointly issued by General Partners.

2.3.2 Contribution Period of Limited Partners

(1) Limited Partners shall pay in installments the contributions they subscribe under this Agreement.

(2) Senior Limited Partner shall pay the whole contributions in a lump sum or in installments upon signing of this Agreement in accordance with the contribution notice issued by Ligang Capital.

(3) Junior Limited Partner shall fulfill its obligation of actual contribution on an annual basis, that is, Junior Limited Partner shall make an actual contribution every year starting one year after the date on which the Senior Limited Partner actually makes its first contribution. Actual contribution amount = the amount of paid-in contribution made by Senior Limited Partner who validly exists in the year × 10% + 365 × the actual number of calendar days in which the paid-in contribution made by existing Senior Limited Partner is valid during the year. If Senior Limited Partner makes multiple contributions within a year, the actual contribution amount will be calculated separately based on the actual number of calendar days in which each tranche of contribution is valid during the year. Specifically, Putai Investment, as General Partner of the Partnership, shall issue corresponding “Notice of Contribution to Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership)-Tranche i” (“i” is a positive integer) in accordance with the Partnership Agreement (see Annex II of this Agreement for the template of the contribution notice, hereinafter referred to as the “Contribution Notice”). Junior Limited Partner shall perform its actual contribution obligation by installment in accordance with the Contribution Notice.

(4) Whereas AVIC Trust serves as the trustee of the Trust Plan to sign and perform this Agreement, and subscribes for contribution and fulfills its contribution obligations to the Partnership with the trust funds, AVIC Trust shall pay its contribution obligations in installments if the Trust Plan raises funds by installment. All the rights and interests in the Partnership created and held by AVIC Trust through its payment of subscribed contributions as Senior Limited Partner of the Partnership by using the trust funds under the Trust Plan shall be considered as trust property under the Trust Plan. Such trust property is independent of other properties managed by AVIC Trust (including but not limited to its own properties and other trust properties of trusts/trust plans administered by AVIC Trust as trustee). AVIC Trust will not undertake contribution payment for the Partnership, or assume liability for the debts of the Partnership, or assume any responsibility to other Partners under this Agreement with the aforementioned other properties under the management of AVIC Trust;

If the funds (of each tranche) actually paid by the settlors of the Trust Plan for contributions under this Agreement fails to reach the amount subscribed by AVIC Trust under this Agreement, it shall not constitute breach of contractual obligations of AVIC Trust in respect of contributions, and AVIC Trust will not be liable for breach of contract, provided that, it shall actively cooperate with General Partners and the Partnership in handling such breach, including but not limited to requesting the settlors of the Trust Plan to continue to fulfill its contribution obligations, transferring trust plan shares, or taking other measures to assume responsibilities, in accordance with the requirements of Ligang Capital. The final amount of contributions subscribed by AVIC Trust is subject to adjustment according to the funds of each tranche actually raised under the Trust Plan for subscription of each tranche of contribution to the Partnership. Other Partners of the Partnership are obliged to cooperate with AVIC Trust in handling all necessary formalities for the adjustment of the total amount of contributions; and all Partners hereby confirm and agree that, in such case, the specific proportion of equity acquired by the Partnership will be adjusted in accordance with the amount of subscribed contributions received by the Partnership at that time, and shall be subject to the terms of the equity transfer agreement signed by then.

2.4 Additional Contribution and Top-up Obligation of Junior Limited Partner

2.4.1 When the Partnership makes any interim distribution and/or final distribution, if the property in cash held by the Partnership by then is not sufficient to cover (a) the total costs, taxes and dues, as well as liabilities (if any) of the Partnership, and/or (b) Senior Limited Partner’s threshold income calculated based on the interim annual rate of threshold income as agreed in Article 8.2.1 of this Agreement, and/or (c) Senior Limited Partner’s threshold income calculated according to the final annual rate of threshold income stipulated in Article 8.2.2 and Article 8.2.3 (1) of this Agreement, and/or (d) Senior Limited Partner’s unrecovered paid-in contributions to the Partnership, Junior Limited Partner is obliged to make up for the difference between the Partnership’s property in cash and the aforementioned Item (a), Item (b), Item (c) and Item (d) respectively by making additional contributions to the Partnership.

2.4.2 Junior Limited Partner shall, in accordance with the time, amount, and receiving account and other instructions specified in the Additional Contribution Notification Letter (the template is attached in Annex III) issued by Putai Investment, perform its additional contribution and top-up obligation in full and on time.

2.4.3 Junior Limited Partner shall fulfill its additional contribution and top-up obligation as stipulated in this Agreement in accordance with the Top-up Agreement numbered AVICTC2017X0652-2 and signed by Putai Investment on behalf of the Partnership with Junior Limited Partnership.

Article 3 Partners

3.1 Limited Partners and Their Rights and Obligations

3.1.1 Limited Partners of the Partnership must have the qualifications of partners specified in laws and regulations (hereinafter referred to as “Qualified Limited Partners”).

3.1.2 Limited Partners shall be liable for the debts of the Partnership with the limit of their respective subscribed contributions.

3.1.3 Limited Partners shall not execute the partnership affairs of the Partnership and shall not represent the Partnership externally. None of the Limited Partners is entitled to participate in management or control of the investment business and other activities of the Partnership, transactions and business conducted in the name of the Partnership, nor sign any document on behalf of the Partnership or engage in other activities that have binding effect on the Partnership.

3.1.4 Any Limited Partner’s exercise of rights of limited partners under the Partnership Law and this Agreement shall not be deemed that such Limited Partner participates in management or control of the investment business and other activities of the Partnership, resulting that such Limited Partner is identified as a general partner who is jointly and severally liable for the debts of the Partnership in accordance with laws or other regulations. For the avoidance of doubt, the aforementioned acts of exercising rights include:

(1) Participate in determining General Partners’ participation and withdrawal from the Partnership;

(2) Make suggestions on operation and management of the Partnership;

(3) Participate in selection of an accounting firm that undertakes the auditing of the Partnership;

(4) Obtain the audited financial report of the Partnership;

(5) Consult financial information such as the financial accounting book of the Partnership under the circumstances involving the interests of Limited Partners;

(6) Claim rights or initiate litigation against the Partner with liability when their interests in the Partnership are infringed;

(7) Urge General Partners to exercise its rights or bring suit in their own name for the benefit of the Partnership when General Partners are negligent in exercising its rights;

(8) Provide guarantees for the Partnership according to law.

3.1.5 Limited Partners shall ensure that they have the qualification to become a limited partner of the Partnership, and no law, regulation or competent authority prohibits or restricts them from becoming a limited partner of the Partnership. If any Limited Partner is deemed by General Partners to be incapable of becoming a limited partner of the Partnership after signing this Agreement, such Limited Partner will be forced to withdraw from the Partnership.

3.1.6 All Partners hereby irrevocably authorize General Partners to issue a mandatory withdrawal decision letter to the defaulting Limited Partner and informs all Partners in the event of the foregoing.

3.2 General Partners and Their Rights and Obligations

3.2.1 General Rights and Obligations of General Partners:

(1) General Partners bear unlimited joint and several liability for the debts of the Partnership.

(2) General Partners bear unlimited joint and several liability for the debts of this Limited Partnership.

(3) General Partners shall fulfill the contribution obligations in full and on time in accordance with the terms of this Agreement.

(4) General Partners shall keep confidential the partnership affairs, investment and related matters in connection with the Partnership.

(5) General Partners shall also perform other obligations as required by law or stipulated in this Agreement.

3.2.2 In addition to the aforementioned rights and obligations, Putai Investment as a General Partner also has the following powers and authorities:

(1) Govern the official seal and the special seal for contractual uses of the Partnership and the seal of Putai Investment’s appointed representative, and all licenses, account opening permits and other certificates of the Partnership. Any document signed by Limited Partnership with other external parties shall be affixed with the official seal of the Partnership and the seals of appointed representatives of Putai Investment and Ligang Capital.

(2) Be responsible jointly with Ligang Capital for opening, maintenance and cancellation of all bank accounts of the Partnership, as well as management of all cheques and ciphers (if any), e-banking keys (if any) and other payment credentials of the Partnership.

(3) Establish, record and maintain and store financial accounting records and books of the Partnership.

(4) Sign and issue a Contribution Notice to Junior Limited Partner in accordance with the terms of this Agreement.

(5) Sign and issue an Additional Contribution Notification Letter (if required) to Junior Limited Partner based on the terms of this Agreement.

(6) Sign investment-related legal documents including investment documents with third parties on behalf of the Partnership in accordance with the decision of the Investment Decision-Making Committee.

(7) All other powers and authorities of General Partners except those to be exercised by Ligang Capital as provided in Article 3.2.3 of this Agreement.

(8) Other powers and authorities stipulated in the Partnership Agreement or otherwise agreed by the Parties.

3.2.3 In addition to the foregoing rights and obligations, Ligang Capital as a General Partner is also entitled to the following powers and authorities, and has the following obligations:

(1) Govern the financial seal of Limited Partnership and the seal of Ligang Capital’s appointed representative. Any document signed by Limited Partnership with other external parties shall be affixed with the official seal and the seals of appointed representatives of Putai Investment and Ligang Capital.

(2) Be responsible jointly with Putai Investment for opening, maintenance and cancellation of all bank accounts of the Partnership, as well as management of all cheques and ciphers (if any), e-banking keys (if any) and other payment credentials of the Partnership.

(3) Carry out due diligence on projects to be invested and provide investment-related survey documents including but not limited to due diligence reports according to the requirements of the Investment Decision-Making Committee.

(4) Sign and issue a Contribution Notice to Senior Limited Partner in accordance with the terms of this Agreement.

(5) Responsible for launching new investment projects and post-investment management, follow-up construction and operation of the invested projects of the Partnership in accordance with the decisions of the Investment Decision-Making Committee.

(6) Disclose the operation status of the Partnership and the status of management, operation and finance of invested projects of the Partnership to Senior Limited Partner within 10 working days after the end of each quarter.

3.3 Conversion of status

3.3.1 Unless otherwise specified by law or agreed in writing by all Partners, Limited Partners cannot be converted into general partners, nor can General Partners be converted into limited partners.

Article 4 Execution of Partnership Affairs

4.1 Execution of Partnership Affairs

4.1.1 Partnership affairs of the Partnership will be executed by managing partners.

4.2 Conditions and Selection Procedures for managing partners

4.2.1 Managing partners of the Partnership shall meet the following conditions:

(1) Entities registered in the territory of the People’s Republic of China;

(2) General Partners of the Partnership.

4.2.2 All Partners have unanimously agreed to select Ligang Capital Investment (Shenzhen) Co., Ltd. and Shenzhen Putai Investment Development Co., Ltd. as the managing partners of the Partnership through signing of this Agreement.

4.3 Powers and Authorities of Managing Partners

4.3.1 Managing partners own the sole and exclusive rights to execute the partnership affairs as stipulated in the Partnership Law and this Agreement, including but not limited to:

(1) Implement investment and other business of the Partnership in accordance with the provisions of this Agreement;

(2) Manage, maintain and dispose of the assets of the Partnership in accordance with the terms of this Agreement;

(3) Appoint persons other than Partners to provide services for the operation and management of the Partnership;

(4) Take all actions necessary for the Partnership to maintain its legal existence and carry out business activities;

(5) Open, maintain and cancel bank accounts of the Partnership, and issue cheques and other payment vouchers according to the Agreement;

(6) Engage professionals, agencies and consultants to provide services to the Partnership;

(7) Engage law firms to provide legal services for the Partnership;

(8) Maintain and store financial accounting records and books of the Partnership in accordance with the provisions of this Agreement;

(9) Approve Senior Limited Partner to transfer property shares;

(10) Determine to initiate or respond to lawsuits or apply for arbitrations for the interests of the Partnership; negotiate and settle with the opposing party to resolve any dispute between the Partnership and any third party;

(11) Deal with tax-related matters of the Partnership in accordance with the law;

(12) Sign documents with external parties on behalf of the Partnership;

(13) Change the principal place of business of the Partnership;

(14) Change the place of registration of the Partnership;

(15) Change the name of the Partnership;

(16) Change their representatives assigned to the Partnership;

(17) Reduce the total amount of subscribed contributions of the Partnership subject to the conditions and procedures stipulated in this Agreement;

(18) Amend the annexes and other provisions (if any) that need to be adjusted as a result of amendments to the annexes subject to the conditions and procedures stipulated in this Agreement;

(19) Take such other actions as may be necessary to achieve the purpose of the Partnership, maintain or strive for the legitimate rights and interests of Limited Partnership;

(20) Promptly issue an additional contribution notification letter to Junior Limited Partner on behalf of the Partnership in accordance with the stipulations of this Agreement and require Junior Limited Partner to perform its additional contribution and top-up obligation in a timely manner;

(21) Other powers and authorities conferred by law and this Agreement.

4.3.2 Except for related powers stipulated in Article 3.2.3 of this Agreement that shall be exercised by Ligang Capital, other powers and authorities in this Agreement that need to be executed by managing partners shall be exercised by Putai Investment. Ligang Capital may also exercise some powers on behalf of Putai Investment to the extent authorized by Putai Investment.

4.4 Binding Effect of Actions of Managing Partners on Limited Partnership

4.4.1 All actions adopted by managing partners to execute the partnership affairs in accordance with the Partnership Law and this Agreement shall be binding on the Partnership.

4.5 Representatives Appointed by Managing Partners

4.5.1 Managing partners shall appoint their representatives in writing to be responsible for the concrete implementation of partnership affairs. Managing partners shall ensure that their representatives perform partnership affairs independently and abide by the terms of this Agreement. After the establishment of the Partnership, Putai Investment appoints Chao Song as its representative and Ligang Capital appoints Lee Ligang Zhang as its representative.

4.5.2 Managing partners may, at their own discretion, replace their representatives, but shall inform all Partners in writing and complete formalities for change of industrial and commercial registration upon replacement. In order to handle corresponding formalities for change of industrial and commercial registration, managing partners are authorized to sign all relevant legal documents independently and/or on behalf of Limited Partners in accordance with this Article. Where a legal or government authority requires Limited Partners to personally sign legal documents concerning change of industrial and commercial registration, Limited Partners shall unconditionally sign the required legal documents for change of industrial and commercial registration in accordance with instructions of managing partners.

4.6 Indemnity by Managing Partners

4.6.1 Managing partners shall seek the best interests of the Partnership based on the principle of honesty and credibility. If the Partnership is damaged due to intentional or gross negligence of managing partners, managing partners shall indemnify the Partnership.

4.7 Limitation of Liability

4.7.1 Managing partners, key members of the management team, the management team and employees of managing partners, agents and consultants engaged by managing partners and associates of the aforementioned personnel shall not be required to return the paid-in contributions or property shares of any Limited Partner, and do not provide any guarantee relating to the investment principal and income of Limited Partners.

4.7.2 Managing partners, key members of the management team, the management team and employees of managing partners, agents and consultants engaged by managing partners and associates of the aforementioned personnel shall not be liable for losses of the Partnership or any Limited Partner caused by their acts or omissions except for willful or gross negligent conduct or clear evidence of their failure to perform due diligence obligations.

4.8 Disclaimer

4.8.1 All responsibilities and obligations of managing partners, key members of the management team, the management team and employees of managing partners, agents and consultants engaged by managing partners arising from their performance of duties to Partnership and handling of affairs entrusted by the Partnership belong to the Partnership. If managing partners and the above-mentioned personnel incur claims, lawsuits, arbitrations, investigations or other legal proceedings for fulfilling the duties stipulated in this Agreement or entrusted matters stipulated in this Agreement, the Partnership shall compensate such personnel for the losses and expenses thus incurred, unless there is evidence that such losses, costs and related legal procedures are caused by the intentional or gross negligence of such personnel.

4.9 Authorization and Change of Industrial and Commercial Registration

4.9.1 All Limited Partners make an irrevocable special authorization by signing this Agreement to authorize managing partners to sign the following documents on behalf of all Limited Partners and any of them:

(1) Amendments to this Agreement or a modified version of this Agreement. When the content of the amendments are related to Article 4.3.1 (15) - Article 4.3.1 (19) of this Agreement or other matters that managing partners may determine at their own discretion in accordance with the provisions of this Agreement and that may cause amendments of this Agreement, managing partners may sign directly on behalf of Limited Partners; when the content of amendments is related to resolutions of partners’ meeting specified in this Agreement, managing partners may sign on behalf of Limited Partners with the resolutions of the partners’ meeting;

(2) All documents relating to industrial and commercial registration of establishment of the Partnership and change of such registration;

(3) When managing partners serve as liquidators of the Partnership, they may sign the documents for executing dissolution or liquidation of the Partnership.

4.9.2 In case that any change takes place in accordance with the conditions and procedures stipulated in this Agreement and change of industrial and commercial registration is required accordingly (including but not limited to, within the term of the Partnership, withdrawal or admission of the Partnership of Partners, disqualification, follow-up fund raising, transfer of property shares, inheritance, removal from the Partnership, reduction of subscribed contribution, or other matters that lead to changes in the list of Partners and the amount of the Partners’ subscribed contributions paid-in contributions), these changes will be effective for all Partners from the date of fulfillment of the conditions stipulated in this Agreement or completion of the procedures required in this Agreement. All Partners authorize managing partners to modify annexes and other terms (if any) that need to be adjusted due to amendments to the annexes in this case, and to send a change notification to all Partners. Managing partners shall complete change of industrial and commercial registration as soon as practicable and feasible and all Partners shall cooperate with managing partners to handle formalities for such change of registration. All Partners hereby irrevocably confirm that, upon occurrence of the above-mentioned circumstances, the list of Partners, the amount of contributions subscribed by Partners, the total amount of subscribed contributions, the proportion of contributions, etc. are subject to the amended annexes and other terms (if any) adjusted according to the amendments to the annexes. The processing progress of change of industrial and commercial registration shall not affect the effectiveness of the aforementioned amended annexes and other terms (if any) adjusted according to the amendments to the annexes.

Article 5 Costs of Limited Partnership

5.1 Costs of Limited Partnership

5.1.1 Except as otherwise provided in this Agreement, the Partnership shall bear the following costs related to the establishment, operation, termination, dissolution, liquidation etc. of the Partnership, including but not limited to:

(1) Start-up costs;

(2) Rent of office premises, property management fees, utilities, communication fees, and office facilities costs related to management of the Partnership;

(3) Audit fees for annual financial statements of the Partnership (including travel expenses for the provision of audit services);

(4) Costs of financial statements and reports of the Partnership including production, printing, and delivery costs;

(5) Meeting costs for partner meetings;

(6) The taxes, fees and other charges collected by government agencies for the Partnership, or for profits or assets of the Partnership, or for transactions or operations of the Partnership;

(7) Management fees;

(8) Legal, audit, evaluation and financial advisory fees incurred by the Partnership;

(9) Litigation fees and arbitration fees of the Partnership;

(10) Expenses arising from investment, holding, operation and sale of any target company to be invested;

(11) Other expenses that are not included in the above and generally are not covered by General Partners.

5.2 Start-Up Costs

5.2.1 Start-up costs refer to the reasonable expenses associated with the formation and establishment of the Partnership, including preparatory establishment costs, raised fees, and legal and financial consulting fees for professional consultants.

5.2.2 The start-up fees for the Partnership shall not exceed RMB two hundred thousand.

5.3 Management Fees

5.3.1 Each General Partner of the Partnership charges an annual management fee at 0.5%.

5.3.2 The calculation and payment method of management fees with respect to each tranche of contributions paid by all Limited Partners of the Partnership is as follows:

(1) The Partnership shall pay the annual management fee corresponding to the paid-in contribution of each tranche with the amount calculated based on “the total amount of paid-in contributions of all Limited Partners for the then-current phase × 0.5% × 1” within five (5) working days from the date of paid-in contributions of the then-current phase made by Senior Limited Partner of the Partnership, which shall be limited to the cash-form property upon full payment of all outstanding expenses (excluding management fees), taxes and liabilities (if any) of the Partnership for the then-current tranche.

(2) The Partnership shall pay the annual management fee of each subsequent year except for the first year corresponding to the paid-in contributions of each tranche with the amount calculated based on “the total amount of the paid-in contributions of all Limited Partners for the then-current tranche × 0.5% × 1” within five (5) working days from the date of every expiration of 12 months upon paid-in contributions of the then-current phase made by Senior Limited Partner, which shall be limited to the cash-form property upon full payment of all outstanding expenses (excluding management fees), taxes and liabilities (if any) of the Partnership for the then-current tranche.

Article 6 Partners’ Meeting

6.1 Partners’ Meeting

6.1.1 Partners’ meetings are convened and hosted by General Partners. Partners’ meetings discuss the following matters and make corresponding decisions:

(1) Annual report made by General Partners;

(2) Approve proposals made by General Partners to extend the operation term of the Partnership or the Duration of Each Tranche of Senior Shares;

(3) Approve proposals made by General Partners regarding non-cash distributions to Partners in accordance with the provisions of this Agreement;

(4) Removal of managing partners (i.e. General Partners);

(5) Conversion between Limited Partners and General Partners;

(6) Revise the content of this Agreement other than that related to the matters independently determined by General Partners based on express authorization under this Agreement;

(7) Dissolution and liquidation of the Partnership;

(8) Ultimately determine whether a Partner is qualified to be a partner of the Partnership;

(9) Other matters that shall be decided by partners’ meetings in accordance with laws, regulations and this Agreement.

Partners’ meetings shall not resolve any potential project investment or other matters related to execution of partnership affairs of the Partnership. In addition, Limited Partners shall not exercise control over management and other activities of the Partnership through partners’ meetings.

6.1.2 The first partners’ meeting shall be convened and held by General Partners within ninety (90) days from the date of registration and establishment of the Partnership; thereafter, General Partners shall organize an annual partners’ meeting within six (6) months after the beginning of each year. General Partners shall notify all Partners ten (10) days before the first partners’ meeting and annual partners’ meeting, but all Partners may waive the right of advance notice in writing. Notwithstanding the foregoing, The participation of Partners in the meeting will be considered as waiver of any claim regarding advance notice.

6.1.3 General Partners may convene an interim partners’ meeting after written notice of ten (10) days in advance. Limited Partners who collectively pays one-third or more of the total contribution of the Partnership has the right to propose an interim partners’ meeting. The proposer shall submit a full proposal including a meeting notice to General Partners. General Partners shall send a notice of holding the interim partners’ meeting within thirty (30) days after receiving such full proposal from the proposer. If General Partners believe that the proposal submitted by the proposer for convening of the interim partners’ meeting is incomplete or needs to be revised, General Partners has the right to request the proposer to supplement or amend it, and shall issue the notice of convening of the interim partners’ meeting within thirty (30) days after the proposer supplements or amends the proposal. If General Partners refuse to perform the above obligations, the proposer may convene an interim partners’ meeting after the above-mentioned thirty (30) days expire. The meeting shall be chaired by the proposer. The participation of Partners in the meeting will be considered as waiver of any claim regarding advance notice.

6.1.4 Partners’ meetings may be conducted in the form of on-site meetings, teleconferences or communication voting or a combination of the above methods, which shall be determined by the meeting conveners and set out in the meeting notices. The meetings attended by Partners holding two-thirds or more of the total amount of paid-in contributions are effective meetings. If any Partner is a natural person, it shall attend the meetings personally. If any Partner is a legal person or other organization, its authorized representative shall attend the meetings personally with the power of attorney affixed with the Partner’s official seal. Where any partners’ meeting is held in the form of an on-site meeting, Partners shall be deemed to attend the meetings when they arrive at the meeting site; in the case of teleconferences, the Partners shall be deemed to attend the meetings when they access to the conference call system; in the case of voting by communication, all Partners are deemed to attend the meeting.

If any meeting is held in the form of an on-site meeting, Partners participating in the meeting shall sign votes or resolutions on the spot; if any meeting is held in the form of teleconference or voting by communication, Partners participating in the meeting shall sign written votes or resolutions. The voting opinions of all Partners as subject to the opinions signed on the votes or resolutions. If a partners’ meeting is held in the form of a combination of on-site meeting and teleconference or voting by communication, the above provisions shall apply to the Partners who attend and fail to attend the meeting at the scene. The votes of the Partners who fail to attend the meeting at the scene shall be submitted to General Partners or the representative designated by General Partners in writing within fifteen (15) days upon the meeting voting day set out in the convening notice of the partners’ meeting (the postmark date shall prevail if the votes are mailed). If Partners fail to submit votes in writing within the above fifteen (15) days or the votes submitted are not notarized or certified as required by General Partners, it shall be deemed as a waiver. However, if any Partner locates overseas when any partner meeting is held, the above fifteen (15) days are extended to thirty (30) days.

6.1.5 Meeting notice of any partners’ meeting shall include at least the following:

(1) Time and place of the meeting;

(2) Form of the meeting;

(3) Topics of the meeting;

(4) Meeting materials necessary for voting;

(5) Contacts and contact details.

6.16 When Partners discuss the matters listed in Article 6.1.1, they can make resolutions when Partners holding two-thirds or more of the total paid-in contribution for the Partnership approve them, except as otherwise stipulated or agreed in this Agreement.

Article 7 Investment Business

7.1 Investment Scope

7.1.1 The Partnership acquires 25% of the equity interests of the target company (hereinafter referred to as the “Target Equity”) from iKang Guobin Health Checkup Management Group Co., Ltd. (hereinafter referred to as “iKang Health”).

7.1.2 With the written consent of all Partners, the Partnership may invest in other projects in the healthcare sector.

7. 2 Withdrawal of Investment

7.2.1 iKang Health will acquire the Target Equity at a premium rate of 10% per year within 36 months from the date of the Partnership’s acquisition of the Target Equity (according to the industrial and commercial registration), in order to realize the withdrawal of this tranche of investment. For the above acquisition, please refer to the Long-Term Acquisition Contract numbered AVICTC2017X0652-3 signed by Putai Investment on behalf of the Partnership with iKang Health. Notwithstanding the foregoing, iKang Health has the right to purchase all or part of the Target Equity at a price agreed with the Partnership at any time upon 12 months from the date Senior Limited Partner pays such tranche of contributions. The Partnership and all Partners shall cooperate to complete such acquisition. The Partnership shall make distributions in accordance with this Agreement after receiving the purchase consideration paid by iKang Health.

7.2.2 Notwithstanding the foregoing, in the event that iKang Health fails to fully perform its obligations under the Long-Term Acquisition Contract, the Partnership may sell the Target Equity to any third party for profit. Such sale will not constitute an exemption or grace for iKang Health’s obligations under the Long-Term Acquisition Contract.

7. 3 Restrictions on Investment

7.3.1 The Partnership shall not engage in the following business:

(1) Absorb deposits, loans and dismantling or absorb them in a disguised form;

(2) Invest in secondary market stocks, futures and financial derivatives transactions;

(3) Provide guarantees for companies other than the invested companies;

(4) Real estate investment;

(5) Provide sponsorship and donations;

(6) Provide loans, sponsorships, donations and inter-bank lending to any third party;

(7) External investment with unlimited joint and several liabilities;

(8) Use investment recovery funds for overseas investment during the duration of the Partnership;

(9) Other business prohibited by laws and regulations or regulatory agencies.

For the avoidance of doubt, the idle funds of Limited Partnership are limited to the purchase of government bonds, bank deposits and other low-risk and high-liquidity financial products, and cannot be used for investment in other assets.

7.4 Investment Decision-Making Process

7.4.1 Ligang Capital shall be responsible for search for investment targets or acquisition targets meeting the stipulations of this Agreement, and for conducting pre-investment due diligence on such investment mergers and acquisitions. Ligang Capital may engage third-party intermediary agencies to assist with due diligence (travel expenses and related expenses for seeking/investigating investment targets or acquisition targets, and all costs of intermediary agencies related to investment or acquisition targets are covered by the Partnership).

7.4.2 Ligang Capital shall be responsible for making formal investment proposals to the Investment Decision-Making Committee based on due diligence, and issuing analysis reports, feasibility reports, and reports or opinions issued by professional intermediaries and relevant agreements (if any) related to the proposed investment projects etc.

7.5 Investment Decision-Making Committee

7.5.1 The Partnership has an Investment Decision-Making Committee for taking charge of decision-making of investment related matters of the Partnership.

7.5.2 The Investment Decision-Making Committee is composed of five (5) members appointed by General Partners and Senior Limited Partner of the Partnership. Putai Investment and Ligang Capital respectively appoint two (2) members. AVIC Trust appoints one (1) member. All Parties to this Agreement unanimously confirm that if a member appointed by any of the aforementioned Partners appears to be unable to perform his/her duties normally such as dismissal or resignation, the Partner who appoints such member shall appoint a new member.

7.5.3 Investment Decision-Making Committee has one (1) rotating director with the term of office for one (1) year. The members of the Investment Decision-Making Committee take turns to hold the position of rotating director. The first rotating director of the Partnership is one of the members appointed by Ligang Capital. The rotating director is only entitled to exercise the duties prescribed in Article 7.5.5 of this Agreement.

7.5.4 The Investment Decision-Making Committee exercises the following powers:

(1) Decide whether to approve any external investment of the Partnership;

(2) Approve all matters concerning disposal of partnership property;

(3) Make evaluations, discussion and decisions on other matters that shall be evaluated and discussed by the Investment Decision-Making Committee as stipulated in this Agreement or provide guidance to the matters that General Partners consult the Investment Decision-Making Committee;

(4) Approve or determine other matters that shall be approved or decided by the Investment Decision-Making Committee as required by this Agreement.

7.5.5 Procedural Rules of Investment Decision-Making Committee

(1) The rotating director shall issue a written notice to all members seven (7) days prior to any meeting of the Investment Decision-Making Committee. The content of the notice shall include the meeting time, meeting location, the proposed resolution matters, deadline for voting and relevant information. Relevant information includes but is not limited to analysis reports, feasibility reports, and reports or opinions issued by professional intermediaries and relevant agreements (if any) related to the proposed investment projects etc.

(2) Meetings of the Investment Decision-Making Committee attended by all five (5) members of the Investment Decision-Making Committee are deemed as effective meetings; members of the Investment Decision-Making Committee may attend the meetings in person or through telephone, video, or similar communication equipment that can have unimpeded contact with all participants.

(3) The Investment Decision-Making Committee may, if it deems necessary, convene representatives of Limited Partners or other persons to attend the meetings related to proposed resolution matters to give presentations or give opinions, but the persons outside the Investment Decision-Making Committee have no voting rights over proposals.

(4) The resolutions made by the Investment Decision-Making Committee will be effective upon consent of two-thirds (2/3) (inclusive) or more of the members of the Investment Decision-Making Committee.

(5) Resolutions of the meetings of the Investment Decision-Making Committee shall be made by signed votes of the members of the committee. Members of the Investment Decision-Making Committee shall submit their written voting opinions to the rotating director prior to the end of voting deadline. The rotating director counts the votes and informs General Partners of the results in written form.

(6) Any member of the Investment Decision-Making Committee indicates that it abstains from voting, refuses to participate in the voting, or fails to submit a written voting opinion to the rotating director before the end of the voting period, it shall be deemed to disagree with the proposed resolution matter. If any member of the Investment Decision-Making Committee fails to participate in voting for two consecutive times, it will be deemed to be unable to properly perform its duties. The rotating director may suggest the Partner appointing such member to replace it.

(7) The rotating director shall record the meetings of the Investment Decision-Making Committee and keep the meeting minutes which shall include at least the following:

1) Date of the meeting and name of the convener;

2) Names of the members participating in voting;

3) Meeting agenda;

4) Voting method of each resolution matter or proposal and voting results with quantity of affirmation, opposition or abstention;

5) Other matters that shall be described and recorded in meeting minutes.

Limited Partners have the right to request an inquiry into the meeting minutes of the Investment Decision-Making Committee.

(8) All Partners unanimously confirm: if iKang Group fails to comply with the Top-up Agreement it signs with the Partnership or iKang Health fails to fulfill the obligations under any of the aforesaid terms in accordance with the Long-Term Acquisition Contract it signs with the Partnership, the members of the Investment Decision-Making Committee appointed by Ligang Capital will no longer enjoy the voting right from the day when iKang Group or iKang Health breaches any obligation of any of the aforementioned agreements. Meetings of the Investment Decision-Making Committee attended by the remaining three (3) members shall be regarded as effective meetings. Meanwhile, the resolutions of the Investment Decision-Making Committee in such cases shall be deemed to be effective resolutions upon unanimous consent of the remaining three (3) members.

7.6 Post-Investment Management

7.6.1 After making the investment, the Partnership shall perform its management duties in accordance with relevant post-investment management rules of Ligang Capital (General Partner).

7.7 Related Party Transactions

7.7.1 An affiliate means, in the case of a partner, any other natural person or entity that directly or indirectly controls the partner, is controlled by the partner, or is jointly controlled by others with the partner.

7.7.2 With respect to related party transactions, the members of the Investment Decision-Making Committee appointed by the Partner involved in the transaction have the right to make presentations or express opinions at meetings of the Investment Decision-Making Committee that deliberate these related party transactions but they shall evade voting and must not act on behalf of other members to exercise voting rights. Related party transactions shall be approved by the unanimous consent of all non-associated committee members. Where Limited Partners and the Partnership jointly invest in the same project and their investment plans are different, the members of the Investment Decision-Making Committee appointed by related Partners do not need to evade voting.

Article 8 Distribution and Loss Sharing

8.1 Principle of Distribution

8.1.1 The income of the Partnership is mainly derived from the proceeds of the Partnership from its investment projects. The income of the Partnership (including investment proceeds and the recovered investment principal) shall be used to bear the costs and expenditures of the Partnership, or be distributed in accordance with the provisions of this Agreement.

8.1.2 The cash income obtained from project investment during the partnership term of the Partnership shall not be used for reinvestment other than the purchase of government bonds, bank deposits, and other financial products with low risk and high liquidity.

8.1.3 The income distribution of the Partnership includes interim distribution (that is, distribution during the duration of the senior partnership shares) and final distribution (that is, distribution when the senior partnership shares expire). Except as otherwise agreed in this Agreement, Senior Limited Partner shall cooperate to reduce the corresponding shares in the Partnership after the final distribution in accordance with this Agreement and related agreements.

8.2 Distribution Plan

8.2.1 Interim Distribution

The Parties to the Agreement agree that interim distribution will only made to Senior Limited Partner. The interim distribution plan with respect to each tranche of contributions made by Senior Limited Partner is as follows:

(1) The Partnership shall make interim distribution to Senior Limited Partner within five (5) working days from expiration of each 12-month period of payment of the then-current tranche of contributions by Senior Limited Partner, which shall be limited to the cash-form property of the Partnership upon full payment of all outstanding expenses, taxes and liabilities (if any) of the Partnership to be covered by the then-current tranche of contributions, until the proceeds from the capital contributions of Senior Limited Partner for the then-current tranche are up to the threshold income calculated at the interim annual rate of threshold income of Senior Limited Partner (from the date when Senior Limited Partner pays the contributions for the then-current tranche);

(2) The threshold income calculated at the interim annual rate of threshold income of Senior Limited Partner = paid-in contributions of Senior Limited Partner for the then-current tranche × 10% × the actual number of days from the date of payment of the tranche of contribution of the then-current phase (inclusive) until the then-current date of distribution of investment income of Senior Limited Partner (exclusive) / 365 - all the proceeds distributed to Senior Limited Partner in connection with the paid-in contributions of the then-current tranche as of the then-current income distribution date.

8.2.2 Final Distribution under General Conditions

Except as otherwise provided in this Agreement, any purchase price received by the Partnership for transfer of the equity of any target company shall be distributed in the following order (where the distribution items at the very top of the order cannot all be satisfied, the subsequent items shall not be distributed):

(1) The Partnership shall make final distribution to Senior Limited Partner within five (5) working days after iKang Health pays any tranche of or a lump sum of the purchase price in accordance with the Long Term Acquisition Agreement, which shall be limited to the cash-form property of the Partnership upon full payment of all then-current outstanding expenses, taxes and liabilities (if any) of the Partnership, until the proceeds distributed to Senior Limited Partner in connection with the capital contributions of the then-current tranche are up to the threshold income calculated at the final annual rate of threshold income of Senior Limited Partner (from the date when Senior Limited Partner pays the contributions for the then-current tranche);

The threshold income calculated at the final annual rate of threshold income of Senior Limited Partner = paid-in contributions of Senior Limited Partner for the then-current tranche × 10% × the actual number of days from the date of payment of the tranche of contribution of the then-current tranche (inclusive) until the then-current date of final distribution of Senior Limited Partner (exclusive) / 365 - all the proceeds distributed to Senior Limited Partner in connection with the paid-in contributions of the then-current tranche.

(2) Return the investment principal to Senior Limited Partner until the amount of the investment principal returned to Senior Limited Partner reaches the accumulated amount of its paid-in contributions.

(3) Return the investment principal to Junior Limited Partner until the amount of the investment principal returned to Junior Limited Partner reaches the accumulated amount of its paid-in contributions.

(4) Return the investment principal to all General Partners until the amount of the investment principal returned to all General Partners reaches the accumulated amount of their paid-in contributions.

(5) Unless otherwise stipulated in this Agreement, if the Partnership has remaining property in cash after completion of the aforesaid distributions, the remaining property in cash shall be distributed to Junior Limited Partner.

8.2.3 Final Distribution in the Event of Default by Junior Limited Partner

In the event that Junior Limited Partner fail to make paid-in contributions in accordance with the provisions of Article 2.3 of this Agreement, and/or make additional contributions required by Article 2.4, and/or iKang Health violates the top-up obligation under the Top-up Agreement, the order of final distribution made by the Partnership is as follows: if the Partnership still has remaining property in the form of cash after the distribution agreed under Article 8.2.2(1) to Article 8.2.2(3) of this Agreement is completed, the Partnership shall deduct a lump sum liquidated damages to be paid by Junior Limited Partner in accordance with the Top-up Agreement and distribute such lump sum liquidated damages to Senior Limited Partner. Afterwards, if the Partnership still has remaining property in the form of cash, it shall return the investment principal to all General Partners until the amount of investment principal returned to all General Partners reaches the accumulated amount of their paid-in contributions.

The remaining property in the cash form of the Partnership after return of the entire investment principal to all General Partners shall be distributed to Junior Limited Partner.

(1) If iKang Health fails to perform the acquisition obligations as stipulated in the Long-Term Acquisition Contract, and iKang Healthcare Group., Inc. (Cayman Island) (hereinafter referred to as “iKang Guobin”) as the guarantor fails to fulfill its guarantee obligation under the Legal Person Guarantee Contract numbered [AVICTC2017X0652-4], the order of final distribution of the Partnership is as follows:

if the Partnership still has remaining property in the form of cash after the distribution agreed under Article 8.2.2(1) to Article 8.2.2(3) of this Agreement is completed, the Partnership shall deduct the liquidated damages (if any) and interest penalty (if any) payable by iKang Health and iKang Guobin respectively under the Long-Term Acquisition Contract and the Legal Person Guarantee Contract, and distribute such liquidated damages (if any) and interest penalty (if any) to Senior Limited Partner. Afterwards, if the Partnership still has remaining property in the form of cash, it shall return the investment principal to all General Partners until the amount of investment principal returned to all General Partners reaches the accumulated amount of their paid-in contributions.

The remaining property in the cash form of the Partnership after return of the entire investment principal to all General Partners based on this Article shall be evenly distributed to Putai Investment and Junior Limited Partner by the Partnership.

8.3 Income Tax

8.3.1 According to the Partnership Law, the Partnership is not an income tax taxpayer. The Partners are required to report and pay income tax in accordance with relevant regulations. If the law requires the Partnership to withhold and remit tax payment, the Partnership will do so based on the law.

8.4 Loss and Debt Assumption

8.4.1 The loss of the Partnership shall be borne by Partners in accordance with the provisions of this Agreement.

8.4.2 Limited Partners shall be liable for the debts of the Partnership within the limit of their subscribed contributions. General Partners shall bear unlimited joint and several liabilities for the debts of the Partnership.

Article 9 Representations and Warranties

9.1 Representations and Warranties of Limited Partners

9. 1. 1 Limited Partners hereby undertake and guarantee the following:

(1) They have carefully read this Agreement and understands the exact meaning of the content of this Agreement;

(2) They fully understand the risks of investing in the Partnership. The Partnership, General Partners and the management team do not provide any guarantee and undertaking for their investment principal and income in any circumstances;

(3) The source of funding paid by them to the Partnership is legal;

(4) They have made effective resolution in accordance with their internal procedures and has obtained full authorization for signing of this Agreement. The person representing it to sign this Agreement is a legal and effective representative; signing of this Agreement will not result in violation of its articles of association and any provision that is legally binding on it or its obligations under other agreements.

9.2 Representations and Warranties of General Partners

9.2.1 General Partners hereby undertake and guarantee the following:

(1) They have carefully read this Agreement and understands the exact meaning of the content of this Agreement;

(2) The source of funding paid by them to the Partnership is legal;

(3) They have made effective resolution in accordance with their internal procedures and has obtained full authorization for signing of this Agreement. The person representing it to sign this Agreement is a legal and effective representative; signing of this Agreement will not result in violation of its articles of association and any provision that is legally binding on it or its obligations under other agreements.

Article 10 Accounting, Reports, and Accounts

10.1 Fiscal Year

10.1.1 The fiscal year of the Partnership is the annual calendar year from January 1 to December 31, but starts from the date of establishment of the Partnership until December 31 of that year.

10.2 Auditing and Financial Reports

10.2.1 General Partners shall, within the statutory period, maintain accounting books that meet the requirements of relevant laws and reflect the trading items of the Partnership, and prepare accounting statements.

10.2.2 The Partnership shall engage a qualified independent auditing agency to audit the financial statements of the Partnership after the end of each fiscal year. In case of audits, the initial auditing agency shall be designated by General Partners.

10.3 Consult Financial Accounts

10.3.1 Limited Partners shall have the right to consult or copy the accounting books of the Partnership in person or through their entrusted representatives for matters in relation to their property shares within the reasonable time limit of normal working hours, but shall submit a written notice to General Partners at least ten (10) days in advance. Limited Partners shall exercise the rights and obligations under this Article in accordance with the confidentiality procedures and regulations established or updated by the Partnership/General Partners from time to time.

Article 11 Transfer of Property Shares

11.1 Transfer of Property Shares held by Limited Partners

11.1.1 Unless otherwise agreed upon by managing partners or otherwise provided for by the Parties to this Agreement, Junior Limited Partners shall not transfer its property shares.

11.1.2 Senior Limited Partner may transfer any property share it holds in the Partnership during the term of the Partnership according to the provisions of the law and this Agreement. If the transferee meets the following conditions and requirements, Ligang Capital shall not unreasonably refuse the transfer by Senior Limited Partner:

(1) The equity transfer will not result in the Partnership’s violation of the Partnership Law or other relevant laws and regulations, or additional restrictions on business activities of the Partnership;

(2) The equity transfer will not result in a breach of this Agreement;

(3) The transferee is not a competitor of junior limited partner;

(4) The transferee has made representations and warranties under Article 9.1 to the Partnership, and has submitted to General Partners a commitment letter concerning its consent to be bound by this Agreement and to inherit corresponding obligations of the transferor;

(5) The transferee has provided other documents, certificates and information that General Partners deems appropriate;

(6) The transferee has undertaken in writing to bear all costs incurred by the Partnership and General Partners arising from the transfer.

11.1.3 During the term of the Partnership, if junior limited partner fails to fully perform the additional contribution and top-up obligation in accordance with the time, amount and receivable account and other factors set forth in the Additional Contribution Notification Letter issued by Putai Investment (the template is shown in Annex III); or junior limited partner fails to perform the AVCTC2017X0652-2 Long-Term Acquisition Contract as scheduled; or iKang Healthcare Group., Inc. (Cayman Island) as a guarantor fails to perform its guarantee obligations under the Legal Person Guarantee Contract numbered AVICTC2017X0652-4, Senior Limited Partner’s transfer of any property it holds in the Partnership is not subject to the restrictions of Article 11.1.2 of this Agreement. .

11.2 Transfer of Property Shares held by General Partners

11.2.1 Except otherwise agreed by the Parties to this Agreement, Ligang Capital shall not transfer its property shares in any other way.

11.2.2 Notwithstanding the provisions of Article 11.2.1 above, General Partners may transfer all or part of their property shares to their affiliates upon approval of partners’ meeting.

11.3 Pledge of Property Shares

11.3.1 Junior Limited Partner shall not pledge their property shares without unanimous consent of managing partners.

Article 12 Participation and Withdrawal from the Partnership

12.1 Participation in the Partnership

12.1.1 The joining of a new partner, unless otherwise agreed in the Partnership Agreement, shall be unanimously agreed by all Partners and a written participation agreement shall be concluded in accordance with law. When entering into a participation agreement, the original partner shall truthfully inform the new partner of the business condition and financial status of the original partnership.

12.1.2 The new partner who joins the Partnership has the same rights as the original partner and assumes equal responsibility. If the participation agreement is otherwise agreed, the participation agreement shall prevail. New limited partner shall be jointly and severally liable for the debts of the Partnership before its joining with its subscribed contributions. New general partner shall assume unlimited joint and several liabilities for the debts of the Partnership before its joining.

12.2 Withdrawal of Limited Partners

12.2.1 Unless otherwise stipulated in the law or this Agreement, Junior Limited Partner is prohibited from withdraw from the Partnership, reduce the amount of subscribed contributions and/or paid-in contributions within the duration of the Partnership.

12.2.2 General Partners may force Limited Partners to withdraw from the Partnership in the following cases:

(1) Force withdrawal of any Limited Partner who fails to make contributions in accordance with the Agreement, unless otherwise stipulated in this Agreement;

(2) Any Limited Partner loses relevant qualifications that are required to be equipped with according to law or this Agreement;

(3) Force withdrawal of any Limited Partner who fails to sign relevant legal documents as directed by General Partners or fails to perform other obligations under this Agreement in accordance with Article 3.1.6.

12.2.3 Limited Partners are automatically withdrawn from the Partnership in case of the following circumstances:

(1) Personal insolvency;

(2) A legal person or other organization of a Limited Partner is legally revoked for business licenses, ordered to close down, cancelled, or declares bankrupt;

(3) The total property shares of any Limited Partner in the Partnership is enforced by the People’s Court;

(4) Death of any Limited Partner as a natural person;

(5) Other circumstances that are deemed to be automatic withdrawal in accordance with the provisions of the Partnership Law.

The actual date of withdrawal is the effective date of withdrawal.

12.2.4 When any Limited Partner is forced to withdraw or automatically withdrawn from the Partnership pursuant to the above provisions, the Partnership shall not be thereby dissolved. General Partners has the right to decide at their sole discretion: (i) to allow other existing Partners or other new qualified limited partners to take over/accept the property shares of the withdrawn Limited Partner, or (ii) to reduce the size of contributions of the Partnership accordingly. General Partners shall make the above decision within thirty (30) days after the effective date of withdrawal and notify all Partners.

12.3 Withdrawal of General Partners

12.3.1 General Partners hereby undertake that, unless otherwise expressly agreed upon in this Agreement, General Partners will always perform the duties under this Agreement before they are dissolved or liquidated in accordance with the terms of this Agreement; neither will they take any action to initiatively dissolve or terminate the Partnership.

12.3.2 General Partners will be automatically withdrawn from the Partnership in the following situations:

(1) Any General Partner is legally revoked for business licenses, ordered to close down, cancelled, or declares bankrupt;

(2) The total property shares of any General Partner in the Partnership is enforced by the People’s Court;

(3) Other circumstances stipulated in the Partnership Law. Where any General Partner is automatically withdrawn from the Partnership pursuant to the above-mentioned agreement, unless the Partnership still has any General Partner or has a subsequent general partner, the Partnership will enter liquidation procedures.

12.4 Removal of Managing Partners

12.4.1 When any managing partner commits an intentional or gross negligence, resulting in substantial losses to the Partnership or major debts or liabilities that cannot be repaid or resolved by the Partnership, the Partnership may initiate the procedures specified in this Agreement to remove the managing partner from the Partnership.

12.4.2 The following procedures shall be performed for removal of any managing partner:

(1) Limited Partners may propose to convene an interim partner meeting to discuss removal of any managing partner on the premise that the court judgement or the arbitral tribunal verifies that the managing partner involves in the circumstances stipulated in this Agreement.

(2) A resolution to remove a managing partner can be made with the consent of partners who collectively holds two thirds or more of the total paid-in contributions other than the managing partner to be removed and its affiliates.

(3) If the partner meeting make a resolution to remove managing partners, the Partnership will enter liquidation procedures, unless the Partnership still has any general partner or has a subsequent general partner.

12.5 Change of Industrial and Commercial Registration

12.5.1 When a withdrawal matter as specified in this Agreement occurs, all Partners authorize General Partners to modify the annexes and other terms (if any) that need to be adjusted due to amendment of the annexes in this case and send an amendment notice to all Partners. General Partners is authorized under this Article to sign relevant legal documents independently and/or on behalf of Limited Partners for handling industrial and commercial formalities and other change formalities for the Partnership. Where a legal or government authority requires Limited Partners to personally sign legal documents concerning change of industrial and commercial registration, Limited Partners shall unconditionally sign the legal documents required for the change of registration according to the instructions of General Partners.

12.5.2 Limited Partners shall unconditionally sign relevant legal documents and provide corresponding cooperation according to the instructions of General Partners for the matters subject to resolutions of partner meetings in accordance with this Agreement and/or matters that the General Partners make resolutions in accordance with this Agreement and/or matters that General Partners are authorized to handle industrial and commercial registration/changes in accordance with this Agreement. Where any Limited Partner refuses to perform the cooperation obligation, General Partners shall issue to such Limited Partner an urge notice. If such Limited Partner still fails to fulfill its cooperation obligation within the grace period set out in the notice, it shall pay a penalty of RMB ten thousand (10,000) to the Partnership for each delayed day upon expiration of the grace period stated on the notice. If such Limited Partner fails to fulfill its cooperation obligation for thirty (30) days upon expiration of the grace period, General Partners are authorized under this Article to represent all Partners to force such Limited Partner to withdraw from the Partnership. The matters concerning forced withdrawal of any Limited Partner shall be dealt with in accordance with the provisions of this Agreement. All Partners confirm: Regardless of the actual date of signing of relevant documents, or whether Partners have not signed relevant documents: (i) The matters passed by partner meetings under this Agreement are effective from the date of resolutions in the partner meetings. The matters decided by General Partners according to the Agreement shall take effect from the date on which General Partners make such decisions. (ii) The above resolutions or decisions shall have binding force on all Partners at the time when the above-mentioned resolutions or decisions take effect, and will not be affected by the progress of formalities of industrial and commercial registration/changes.

Article 13 Information Disclosure

13.1 Basic Requirements for Information Disclosure

13.1.1 Information disclosure of the Partnership shall comply with relevant provisions of laws and regulations and this Agreement. When relevant laws and regulations and provisions of the regulatory body on information disclosure change, the Partnership shall adopt the latest regulations.

13.1.2 The publicly disclosed information of the Partnership shall be in Chinese and in Arabic numerals. Unless otherwise specified, the currency unit is RMB.

13.2 Content of Information Disclosure

(1) Investment of the Partnership;

(2) Assets and liabilities of the Partnership;

(3) Distribution of investment income of the Partnership;

(4) Cost arrangements of the Partnership;

(5) Potential conflicts of interest, connected transactions and other material information that may affect the legitimate rights and interests of Partners;

(6) Major litigation involving the business and property of the Partnership.

13.3 Periodic Information Disclosure

13.3.1 Quarterly Report

During the operation term of the Partnership, General Partners as the information disclosure obligor shall, within 20 working days from the end of each quarter, disclose to Partners (Limited Partners) the net value, major financial indicators and investment portfolios, significant change information of investment portfolios and financial status General Partners deem significant, information on business performance (except for information subject to relevant confidentiality agreements) and other information of the Partnership in the form of a written quarterly report.

13.3.2 Annual Report

During the operation term of the Partnership, General Partners as the information disclosure obligor shall disclose the following information to Partners (Limited Partners) in the form of annual report within 4 months from the end of each year:

(1) The total net value of the Partnership and the total shares of the Partnership at the end of the reporting period;

(2) Financial situation of the Partnership;

(3) Investment operation status and status of leverage application of the Partnership;

(4) Account information of Partners, including paid-in contributions, unpaid contribution, and the total shares of the Partnership held at the end of the reporting period;

(5) Distribution of investment income and loss sharing;

(6) Management fees obtained by General Partners including standards for calculation and withdrawal and methods for calculation, withdrawal and payment;

(7) Change information of investment General Partners deem significant and information on business performance (except for information subject to relevant confidentiality agreements);

(8) Other information as stipulated in this Agreement.

13.4 Interim Information Disclosure

If the following major events occur in the Partnership, General Partners, as the information disclosure obligor, shall promptly disclose relevant information to Partners:

(1) Changes in the name, registered address and organizational form of the Partnership;

(2) Significant changes in investment scope and investment strategy;

(3) Change of General Partners;

(4) Change of the legal representatives or actual controllers of General Partners;

(5) Changes in the calculation method and payment method of management fees;

(6) Changes in the matters related to income distribution of the Partnership;

(7) Change or extension of the duration of the Partnership;

(8) Winding-up or liquidation of the Partnership;

(9) Occurrence of major related party transactions;

(10) General Partners, actual controllers, and senior management personnel are involved in major violations of laws and regulations or are under investigation by regulatory authorities or self-discipline management departments;

(11) Major lawsuits involving partnership business and partnership property;

(12) Other important matters in this Agreement that affect the interests of Partners.

13.5 Ways of Information Disclosure

Information can be disclosed to Partners through non-public disclosure methods such as letters, faxes, e-mails, or query service provided by third-party agencies.

Article 14 Dissolution and liquidation

14.1 Dissolution

14.1.1 When one of the following situations occurs, the Partnership shall be dissolved:

(1) The expiration of the partnership term of the Partnership;

(2) Partners do not have a quorum for thirty (30) days;

(3) All managing partner are removed from the Partnership;

(4) Dissolution proposed by managing partners and passed by all Partners through voting;

(5) The business license of the Partnership is revoked;

(6) All project investments of the Partnership are withdrawn;

(7) Other dissolution reasons specified in the Partnership Law and this Agreement.

14.2 Liquidation

14.2.1 In case of occurrence of any cause that the Partnership shall be dissolved thereby, the Partnership shall conduct liquidation in accordance with this Article. After the liquidation is completed, the Partnership is officially dissolved.

14.2.2 All Partners unanimously agree that the liquidators shall be General Partners. Unless Partners who collectively hold two-thirds or more of the total paid-in contributions at that time otherwise determine persons other than General Partners to be liquidators.

14.2.3 After the liquidators are determined, all unrealized assets of the Partnership are managed by the liquidators. However, if the liquidators are not General Partners, General Partners are obliged to help the liquidators liquidate the unrealized assets. The Partnership no longer pays management fees to General Partners during the liquidation period.

14.2.4 The liquidation period shall not exceed one (1) year. Liquidators shall do their best to complete the liquidation within one (1) year. In case of special circumstances, the liquidation period may be extended by the consent of the Partners who collectively hold two-thirds or more of the total paid-in contributions.

14.3 Liquidation and Settlement Order

14.3.1 At the time of partnership liquidation of the Partnership, the property of the Partnership shall be settled and distributed in the following order:

(1) Pay for liquidation;

(2) Pay employees’ wages, social insurance fees and statutory compensation;

(3) Pay the tax owed;

(4) Settle the debts of the Partnership;

(5) Make distribution among all Partners in accordance with the distribution principles and procedures stipulated in Article 8.2 of this Agreement.

Item (1) to Item (3) must be settled in cash. If the cash portion is insufficient, the realization of other assets shall be added. Creditors shall be negotiated with for settlement of Item (4).

14.3.2 If the property of the Partnership is not sufficient to pay off the debts of the Partnership, Limited Partners shall be liable for the debts of the Partnership with the limit of the amount of its subscribed contributions. General Partners shall bear the unlimited joint and several liabilities for repayment to creditors.

Article 15 Liability for Breach of Contract

15.1 Liability for Breach of Contract

15.1.1 Any Partner who violates this Agreement shall bear corresponding liability for breach of contract according to law or in accordance with the terms of this Agreement.

15.1.2 If Junior Limited Partner violates the Top-up Agreement or iKang Health violates the Long-Term Acquisition Agreement, it shall be deemed as a breach of contract under this Agreement and shall bear corresponding liability for breach of contract.

15.1.3 Unless otherwise stipulated in this Agreement, any Partner who fails to make contributions within the agreed period of time shall be liable in accordance with Article 3.3.

15.1.4 If any party breaches the Agreement, causing that the Agreement cannot be performed or cannot be fully performed, the party in breach shall assume the liability for breach of contract; in the event of multiple Parties breaching the Agreement, each party shall bear the respective liability for breach of contract according to the actual situation.

Article 16 Applicable Law and Dispute Resolution

16.1 Applicable Law

16.1.1 This Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

16.2 Dispute Resolution

16.2.1 All disputes arising from this Agreement and related to this Agreement shall first be settled by the Parties through friendly negotiation. If the negotiation fails, either party may file a lawsuit with the people’s court that has jurisdiction in Nanchang, Jiangxi, where the Agreement is signed. All costs related to litigation, including but not limited to litigation fees, enforcement fees and attorney fees, shall be borne by the losing party, unless otherwise provided in the court’s judgment.

Article 17 Miscellaneous

17.1 Notice

17.1.1 Any notice, requirement or communication of information under this Agreement shall be in writing and delivered or sent to the following address to complete sending or delivery:

(1) Notices to General Partner Ligang Capital shall be sent to:

Address: 6F, Building B, World Trade Building, No.92 Jianguo Road, Chaoyang, Beijing

Postcode: 100000

Fax: 010-53206688

Tel.: 010-53206688

Contact: Lee Ligang Zhang

(2) Notices to General Partner Putai Investment shall be sent to:

address: Room 201, Building A, No. 1, Qianwan 1st Road, Shenzhen Qiangang Shenzhen-Hong Kong Cooperation Area (settled in Shenzhen Qianhai Business Secretary Co., Ltd.)

Postcode: 100033

Fax: 010-56823559

Tel.: 010-56823638

Contact: Yukun Yao

(3) Notices to Limited Partners shall be sent to the addresses informed by Limited Partners to General Partners.

17.1.2 Any of the above Parties may change the address at any time by giving written notice to the Partnership.

17.1.3 Unless any evidence proves that any notice has been received in advance, otherwise:

(1) In the case of delivery of an authorized person, the notice shall be deemed served at the time of delivery to the address mentioned in Article 17.1;

(2) In the case of prepaid registered mail, airmail or courier, the notice is deemed served five business days after the mailing;

(3) In the case of sending by facsimile, the notice is deemed served when the transmission is confirmed through the sender’s fax machine records.

17.2 Annexes

17.2.1 The Annexes to this Agreement (including Annexes I, II and III) are an inseparable part of this Agreement and have the same legal effect as this Agreement.

17.3 Headings

17.3.1 The headings of each part of this Agreement are for convenience of indexing only. The headings shall not be construed as defining, limiting or expanding the scope of this Agreement or its terms.

17.4 Entire Agreement

17.4.1 This Agreement constitutes the entire agreement between Partners and supersedes all prior oral and written agreements concerning fund raising and establishment of the Partnership including agreements, offers, undertakings or memos.

17.5 Consistency

17.5.1 In the event of a conflict between the content of this Agreement and that of other agreements or documents between Partners, the provisions of this Agreement shall prevail.

17.6 Severability

17.6.1 If any term of this Agreement or the term is deemed to be ineffective for any person or situation, the validity of the remaining terms or such item when applied to other persons or situations is not affected.

17.7 Confidentiality

17.7.1 All Parties to this Agreement shall keep strictly confidential the trade secrets of other Parties that are known as a result of negotiating, signing and executing this Agreement. Limited Partners shall strictly keep confidential the business information of the Partnership that they learn through quarterly reports, semi-annual reports, annual reports, access to financial books and partner meetings.

17.8 Counterparts

17.8.1 The Agreement is made in sextuplicate with each Partner holding one. The rest are placed in the place of business of the Partnership. All counterparts have the same legal effect.

17.9 Effective Date and Place of Execution of this Agreement

17.9.1 With respect to each Partner, this Agreement shall be effective upon signature by such Partner. The date of signature of this Agreement is the date on which the last Partner signs it and the Agreement starts to be binding on all Partners.

17.9.2 This Agreement is signed by all Partners in Honggutan New District, Nanchang, Jiangxi.

(No text below. The following is the signature pages and Annex I, Annex II and Annex III of this Agreement)

(No text on this page. It is the signature page for the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) numbered AVICTC2017X0652-1.)

General Partner: Ligang Capital Investment (Shenzhen) Co., Ltd.

Legal Representative or Authorized Representative (Signature or Signature and Seal)

(Official Seal or Contract Seal)

Signing Date: December 18, 2017

(No text on this page. It is the signature page for the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) numbered AVICTC2017X0652-1.)

General Partner: Shenzhen Putai Investment Development Co., Ltd.

Legal Representative or Authorized Representative (Signature or Signature and Seal)

(Official Seal or Contract Seal)

Signing Date: December 18, 2017

(No text on this page. It is the signature page for the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) numbered AVICTC2017X0652-1.)

Senior Limited Partner: AVIC Trust Co., Ltd.

Legal Representative or Authorized Representative (Signature or Signature and Seal)

(Official Seal or Contract Seal)

Signing Date: December 18, 2017

(No text on this page. It is the signature page for the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) numbered AVICTC2017X0652-1.)

Junior Limited Partner: iKang Health Technology Group Co., Ltd.

Legal Representative or Authorized Representative (Signature or Signature and Seal)

(Official Seal or Contract Seal)

Signing Date: December 18, 2017

Annex I: Subscribed Contributions of Partners at the Establishment of the Partnership

Unit: RMB ten thousand

Partner	Ratio	Subscribed Contribution	Contribution Way	Way to Assume Liability
Ligang Capital Investment (Shenzhen) Co., Ltd.	0.20%	100	Currency	Unlimited
Shenzhen Putai Investment Development Co., Ltd.	0.20%	100	Currency	Unlimited
AVIC Trust Co., Ltd.	85.66%	43000	Currency	Limited
iKang Health Technology Group Co., Ltd.	13.94%	7000	Currency	Limited
Total	100%	50200

General Partner: Ligang Capital Investment (Shenzhen) Co., Ltd.  (Official Seal)

Entrusted Representative:

(Signature)

General Partner: Shenzhen Putai Investment Development Co., Ltd. (Official Seal)

Entrusted Representative:

(Signature)

December 18, 2017

Annex II: Notice of Contributions for Phase i of Ningbo Meishan Bonded Port Area

Hangkang Investment Management Partnership (Limited Partnership) (Template)

[Contribution Notice No.]

To [  ]:

According to the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) which is numbered as [AVICTC2017X0652-1]  and signed by your company and Putai Investment, Putai Investment has the right to send you (as ☐Senior Limited Partner/☐Junior Limited Partner) this Notice for fulfilling your obligation of making contributions of Phase [  ] according the status of investment of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) (the “Partnership”) [   ] working days in advance.

We hereby notify that you shall pay the contribution of Tranche i to the following account of the Partnership prior to [   ][   ], [   ] with the amount of RMB             (in figures: ¥          .00).

Account Name: Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership)

Account No.: 606180384

Bank Name: Ningbo Beilun Branch of China Minsheng Banking Co., Ltd.

Remarks/purpose: Please indicate [      ] payment for investment

General Partner: Shenzhen Putai Investment Development Co., Ltd.

(Seal)

Date:

Annex III: Additional Contribution Notification Letter

[No. of Additional Contribution Notification Letter ]

iKang Health Technology Group Co., Ltd.:

According to the Agreement of Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership) numbered [AVICTC2017X0652-1] and the Top-up Agreement numbered AVICTC2017X0652-2”, “When the Partnership makes any interim distribution and/or final distribution, if the property in cash held by the Partnership by then is not sufficient to cover (a) the total costs, taxes and dues, as well as liabilities (if any) of the Partnership, and/or (b) Senior Limited Partner’s threshold income calculated based on the interim annual rate of threshold income as agreed in Article 8.2.1 of this Agreement, and/or (c) Senior Limited Partner’s threshold income calculated according to the final annual rate of threshold income stipulated in Article 8.2.2 and Article 8.2.3 (1) of this Agreement, and/or (d) Senior Limited Partner’s unrecovered paid-in contributions to the Partnership, Junior Limited Partner is obliged to make up for the difference between the Partnership’s property in cash and the aforementioned Item (a), Item (b), Item (c) and Item (d) respectively by making additional contributions to the Partnership.”.

We hereby notify that you shall make additional contribution to the account of the Partnership before [   ] [   ], [   ] with the amount of RMB             (in figures: ¥          .00). The reason for the additional contribution/balance supplementary is: [     ].

Account Name: Ningbo Meishan Bonded Port Area Hangkang Investment Management Partnership (Limited Partnership)

Account No.: 606180384

Bank Name: Ningbo Beilun Branch of China Minsheng Banking Co., Ltd.

Remarks/purpose: Please indicate [      ] payment for investment

General Partner: Shenzhen Putai Investment Development Co., Ltd.

(Seal)

Date: